Exhibit 99.1  Press Release issued by the Company dated November 10, 2004.



                    Pep Boys Reports 4.1% Comparable Sales Increase
                        - Retail Up 10.3%; Service Down 3.4%   -


PHILADELPHIA - November 10, 2004 - The Pep Boys - Manny, Moe & Jack (NYSE:"PBY"), the nation's leading full-service automotive aftermarket chain, announced the following results for the thirteen and thirty-nine weeks ended October 30, 2004.

Financial Results

Third Quarter
Sales

Sales for the quarter ended October 30, 2004 were $559,198,000, 4.0% more than the $537,691,000 recorded last year. Comparable Sales increased 4.1%, resulting from an increase of 5.1% in comparable Merchandise Sales and flat comparable Service Revenue. Recategorizing Sales to more accurately reflect the two areas of automotive aftermarket in which the Company competes, comparable Retail Sales (DIY and Commercial) increased 10.3% and comparable Service Center Revenue (labor plus installed merchandise and tires) decreased 3.4%.

Earnings

Net Earnings from Continuing Operations of $7,881,000 ($.14 per share basic and diluted) declined from the $13,406,000 ($.26 per share - basic and $.24 per share - diluted) recorded last year.

Nine Months
Sales

Sales for the nine months ended October 30, 2004 were $1,718,757,000, 7.1% more than the $1,604,631,000 recorded last year. Comparable Sales increased 7.2% resulting from an increase of 8.5% in comparable Merchandise Sales and an increase of 1.8% in comparable Service Revenue. Recategorizing Sales to more accurately reflect the two areas of automotive aftermarket in which the Company competes, comparable Retail Sales increased 15.0% and comparable Service Center Revenue decreased 2.5%.

Earnings

Net Earnings from Continuing Operations of $38,721,000 ($.68 per share-basic and $.64 per share diluted) increased from a Net Loss from Continuing Operations of $7,500,000 ($.14 per share basic and diluted) incurred in the prior year. Fiscal 2003 results include the impact of our corporate restructuring and other actions that were announced on July 31, 2003.

                            (Continued)

Commentary

Larry Stevenson, Chairman and CEO commented, "We continue our building process, as Pep Boys makes progress against our multi-year plan.

While the current quarter's sales and margins in our service and tires business were unacceptable, we are making concerted and significant strides in re-building our service capabilities and infrastructure. It will, however, take us a number of quarters before that progress is apparent.

We again had industry leading sales results in our retail and commercial business. During the quarter, we completed a significant re-merchandising of our stores, the first step in our store remodel program, which we believe will lead to significant and sustaining retail improvements."

Harry Yanowitz, Senior Vice President and CFO commented, "In this past quarter, and to date in the $100,000,000 share repurchase program announced September 9, 2004, we re-purchased $38,900,000 of our shares (3,018,000 shares at $12.89 per share, or roughly 5% of our undiluted share base). As announced on our last call, we view this program as opportunistic, not as part of a general capital distribution program to our shareholders, and may or may not choose to make further purchases. Future share purchases will have to compare well against other excellent investment alternatives, including our upcoming store remodel program and future store expansion."

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Page 3



                           Pep Boys Financial Highlights



Thirteen Weeks Ended:                        October 30, 2004          November 1, 2003
---------------------                        ----------------         ------------------

Total Revenues                              $     559,198,000         $      537,691,000

Net Earnings From Continuing Operations     $       7,881,000         $       13,406,000

Net Earnings                                $       7,645,000         $       14,700,000

Average Shares - Diluted                           58,326,000                 60,410,000

Basic Earnings Per Share From Continuing
  Operations                                $            0.14         $             0.26


Diluted Earnings Per Share From Continuing
  Operations                                $            0.14         $             0.24


Basic Earnings Per Share                    $            0.13         $             0.28

Diluted Earnings Per Share                  $            0.13         $             0.26



Thirty-nine Weeks Ended:                     October 30, 2004           November 1, 2003
------------------------                    ------------------         ------------------
Total Revenues                              $   1,718,757,000         $    1,604,631,000

Net Earnings (Loss) From Continuing
  Operations Before Cumulative Effect of
  Change in Accounting Principle            $      38,721,000         $       (7,500,000)

Net Earnings (Loss)                         $      37,102,000         $      (30,898,000)

Average Shares - Diluted                           64,977,000                 52,002,000

Basic Earnings (Loss) Per Share From
  Continuing Operations Before Cumulative
  Effect of Change in Accounting Principle  $            0.68         $            (0.14)

Diluted Earnings (Loss) Per Share From
  Continuing Operations Before Cumulative
  Effect of Change in Accounting Principle  $            0.64         $            (0.14)

Basic Earnings (Loss) Per Share             $            0.65         $            (0.59)

Diluted Earnings (Loss) Per Share           $            0.62         $            (0.59)



Pep Boys has 595 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 - PEP-BOYS or by visiting pepboys.com.


Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995.
The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                    ###


Investor Contact:       Harry F. Yanowitz, CFO (215) 430-9720
Media Contact:          Bill Furtkevic (215) 430-9676
Pep Boys

3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:http://www.pepboys.com